SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No.6)


                          Bentley Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    082657107
--------------------------------------------------------------------------------
                                 (CUSIP Number)












                                 (Page 1 of 5)
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CUSIP No. 082657107                  13G                       Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Renaissance US Growth and Income Trust PLC                             None
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           752,400
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               ________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         752,400
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     752,400
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     4.37%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IV
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 082657107                   13G                      Page 3 of 5 Pages



Item 1(a).  Name of Issuer:

            Bentley Pharmaceuticals, Inc.                            ("Company")
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            4890 West Kennedy Blvd., #400
            Tampa, FL  33609
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Renaissance US Growth and Income Trust PCL                 ("Filer")
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:
            8080 North Centray Expressway
            Suite 210, LB-59
            Dallas, TX  75206-1857
            ____________________________________________________________________

Item 2(c).  Citizenship:

            United Kingdom
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock
            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            75966V105
            ___________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP No. 082657107                   13G                      Page 4 of 5 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          At May 1, 2002, Renaissance US Growth and Income Trust PLC ("Renaissance US" or "Filer") owned 904,400 shares of the Company's common stock. During May, Renaissance US sold the Company's common stock as follows: April 30, 75,000 shares at $11.40; May 1, 25,000 shares at $11.55; May 7, 10,000 shares at $11.35; May 9, 30,000 shares at $11.47; May 10, 12,000 shares at $11.51. Thus, at May 31, 2002, the
          Filer owned 754,400 shares of the Company's common stock on a fully converted basis.

          The Investment Adviser for Renaissance US is Renaissance Capital Group, Inc., which is also Investment Adviser for Renaissance Capital Growth and Income Fund III, Inc. ("Renaissance III") and for BFS US Special Opportunities Trust PLC ("BFS US"). Both Renaissance US and BFS US also own shares of Bentley Pharmaceuticals, Inc.

          ______________________________________________________________________

     (b)  Percent of class:
          4.37%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                904,400

          (ii)  Shared power to vote or to direct the vote
                None

          (iii) Sole power to dispose or to direct the disposition of
                904,400

          (iv) Shared power to dispose or to direct the disposition of None

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         Not applicable

CUSIP No. 082657107                   13G                      Page 5 of 5 Pages
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not applicable
         _______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     June 6, 2002
                                        ----------------------------------------
                                                        (Date)


                                          /S/  Russell Cleveland
                                        ----------------------------------------
                                                      (Signature)

                                        Russell Cleveland, President and CEO
                                        Renaissance Capital Growth & Income
                                             Fund III, Inc.
                                        ----------------------------------------
                                                      (Name/Title)


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